Exhibit 99.1

POSTAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2022 RESULTS

- Acquired 66 USPS Properties for $20.8 Million During the Third Quarter -
- Acquired 273 USPS Properties for $109 Million Year To Date -

Cedarhurst, New York, November 1, 2022 (Business Wire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 1,600 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to larger industrial facilities, today announced results for the quarter ended September 30, 2022.

Highlights for the Quarter Ended September 30, 2022

•Acquired 66 USPS properties for approximately $20.8 million, excluding closing costs
•31% growth in revenues from third quarter 2021 to third quarter 2022
•Net income attributable to common shareholders was $0.9 million, or $0.04 per diluted share
•Funds from Operations ("FFO") was $5.8 million, or $0.25 per diluted share
•Adjusted Funds from Operations ("AFFO") was $6.1 million, or $0.26 per diluted share
•4.4% increase in quarterly dividend from the prior year to $0.2350 per share, subsequent to quarter end

“We executed on another strong quarter while continuing to be prudent stewards of our capital. Postal Realty completed acquisitions towards the midpoint of our stated cap rate range while maintaining conservative leverage metrics. Our weighted average interest rate was 3.63% with more than 83% of our debt being fixed rate. We have no notable debt maturities until 2026 and sufficient dry powder to navigate this environment,” stated Andrew Spodek, Chief Executive Officer. “We have a credit tenant in the United States Postal Service that has historically paid 100% of its rent during all economic cycles and a market-tested management team. Postal Realty is well-positioned to continue creating value and deliver shareholder returns.”

Property Portfolio & Acquisitions

The Company’s owned portfolio is 99.7% occupied, comprised of 1,232 properties across 49 states and one territory with approximately 5.2 million net leasable interior square feet and a weighted average rental rate of $8.63 per leasable square foot based on rents in place as of September 30, 2022.

During the third quarter, the Company acquired 66 properties leased to the USPS for approximately $20.8 million, excluding closing costs, comprising approximately 170,000 net leasable interior square feet at a weighted average rental rate of $10.37 per leasable square foot based on rents in place as of September 30, 2022.

Subsequent to quarter end and through October 26, 2022, the Company acquired 7 properties comprising approximately 38,000 net leasable interior square feet for approximately $5.9 million, excluding closing costs.

As of October 26, 2022, the Company had acquired 273 properties comprising approximately 764,000 net leasable interior square feet for approximately $109 million, excluding closing costs, during 2022. The Company has another 10 properties totaling approximately $4 million under definitive contracts.

Balance Sheet & Capital Markets Activity

As of September 30, 2022, the Company had cash of $4.6 million on the balance sheet, and $184.2 million of net debt with a weighted average interest rate of 3.63%. The Company had $189.1 million of total debt outstanding at the end of the third quarter, comprising of $158.1 million of fixed rate debt (when taking into account interest rate hedges), representing 83.6% of the total debt, and $31.0 million of floating rate debt, representing 16.4% of the total debt.

For the three months ended September 30, 2022, the Company issued 227,473 shares of common stock through its at-the-market offering program and 287,559 common units in its operating partnership as part of consideration for property acquisitions for total gross proceeds of approximately $8.4 million at an average gross price per share/unit of $16.39.

Dividend

On October 26, 2022, the Company declared a quarterly dividend of $0.2350 per share of Class A common stock. The dividend equates to $0.94 per share on an annualized basis. This represents the thirteenth consecutive dividend increase since the Company’s IPO in 2019. The dividend will be paid on November 28, 2022 to stockholders of record as of the close of business on November 7, 2022.

Webcast and Conference Call Details

The Company will host a webcast and conference call to discuss the third quarter 2022 financial results on Wednesday, November 2, 2022, at 8:30 A.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/Investors/events-and-presentations/default.aspx. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-877-407-9208. International callers should dial 1-201-493-6784.

Replay

A telephonic replay of the call will be available starting at 11:30 A.M. Eastern Time on Wednesday, November 2, 2022, through 11:59 P.M. Eastern Time on November 16, 2022, by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally. The passcode for the replay is 13732075.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO, AFFO and net debt, as well as reconciliations of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than the Company does and therefore the Company’s computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures and leasing costs that are recurring in nature, excluding expenditures that (i) are for items identified or existing at the time a property was acquired, (ii) are part of a strategic plan intended to increase the value or revenue-generating ability of a property, (iii) are considered infrequent or extraordinary in nature, or (iv) for casualty damage) and acquisition related expenses (defined as acquisition-related expenses that are incurred for investment purposes and business acquisitions and do not correlate with the ongoing operations of the Company’s existing portfolio, including due diligence costs for acquisitions not consummated and certain auditing, legal and accounting fees incurred that were directly related to completed acquisitions or dispositions and integration of acquired business) that are not capitalized and then adding back non-cash items including: write-off and amortization of deferred financing fees, straight-line rent and other adjustments (including lump sum catch up payments for increased rents), fair value lease adjustments, income on insurance recoveries from casualties, non-real estate depreciation and amortization and non-cash components of compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of the Company’s ability to make capital investments. Other REITs may not define AFFO in the same manner as the Company does and therefore the Company’s calculation of AFFO may not be comparable to such other REITs.

The Company calculates its net debt as total debt less cash and property-related reserves. Net debt as of September 30, 2022 is calculated as total debt of approximately $189 million less cash and property-related reserves of approximately $5 million.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of the Company’s operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by the Company’s competitors and other REITs and provides a more complete understanding of the Company’s performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing, renew or replace expiring leases and close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,600 properties leased primarily to the USPS. More information is available at postalrealty.com.

Contact:
Investor Relations and Media Relations
Email: Investorrelations@postalrealtytrust.com
Phone: 516-232-8900

Postal Realty Trust, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Rental income	$13,181	$10,204	$36,665	$27,668
Fee and other	594	325	1,765	1,137
Total revenues	13,775	10,529	38,430	28,805

Operating expenses:
Real estate taxes	1,836	1,625	5,131	3,877
Property operating expenses	1,346	983	4,106	2,708
General and administrative	3,040	2,596	9,990	7,881
Depreciation and amortization	4,637	3,743	12,966	10,131
Total operating expenses	10,859	8,947	32,193	24,597

Income from operations	2,916	1,582	6,237	4,208

Other income	44	159	718	276

Interest expense, net:
Contractual interest expense	(1,670)	(734)	(3,467)	(2,000)
Write-off and amortization of deferred financing fees	(156)	(295)	(440)	(585)
Loss on early extinguishment of debt	—	—	—	(202)
Interest income	—	1	1	2
Total interest expense, net	(1,826)	(1,028)	(3,906)	(2,785)

Income before income tax expense	1,134	713	3,049	1,699
Income tax benefit (expense)	16	(37)	(13)	(75)

Net income	1,150	676	3,036	1,624
Net income attributable to Operating Partnership unitholders’ non-controlling interests	(219)	(145)	(557)	(320)

Net income attributable to common stockholders	$931	$531	$2,479	$1,304

Net income per share:
Basic and Diluted	$0.04	$0.03	$0.10	$0.06

Weighted average common shares outstanding:
Basic and Diluted	18,554,578	13,413,132	18,467,581	13,044,340

Postal Realty Trust, Inc.
Consolidated Balance Sheets
(In thousands, except par value and share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Investments:
Real estate properties, at cost:
Land	$85,950	$64,538
Building and improvements	362,585	278,396
Tenant improvements	6,220	5,431
Total real estate properties, at cost	454,755	348,365
Less: Accumulated depreciation	(28,378)	(20,884)
Total real estate properties, net	426,377	327,481
Investment in financing leases, net	16,149	16,213
Total real estate investments	442,526	343,694
Cash	4,570	5,857
Escrows and reserves	338	1,169
Rent and other receivables	4,074	4,172
Prepaid expenses and other assets, net	15,777	7,511
Goodwill	1,536	—
Deferred rent receivable	1,096	666
In-place lease intangibles, net	16,174	14,399
Above market leases, net	228	249
Total Assets	$486,319	$377,717

Liabilities and Equity
Liabilities:
Term loans, net	$123,882	$49,359
Revolving credit facility	31,000	13,000
Secured borrowings, net	32,908	32,990
Accounts payable, accrued expenses and other, net	8,569	8,225
Below market leases, net	11,885	8,670
Total Liabilities	208,244	112,244

Commitments and Contingencies

Equity:
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized, 19,014,571 and 18,564,421 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	190	186
Class B common stock, par value $0.01 per share; 27,206 shares authorized: 27,206 shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	245,793	237,969
Accumulated other comprehensive income	7,581	766
Accumulated deficit	(29,434)	(18,879)
Total Stockholders’ Equity	224,130	220,042
Operating Partnership unitholders’ non-controlling interests	53,945	45,431
Total Equity	278,075	265,473
Total Liabilities and Equity	$486,319	$377,717

Postal Realty Trust, Inc.
Reconciliation of Net Income to FFO and AFFO
(Unaudited)
(In thousands, except share data)

For the Three Months Ended September 30, 2022
Net income	$1,150
Depreciation and amortization of real estate assets	4,616
FFO	$5,766
Recurring capital expenditures	(200)
Write-off and amortization of deferred financing fees	156
Straight-line rent and other adjustments	(159)
Fair value lease adjustments	(613)
Acquisition related expenses	111
Income on insurance recoveries from casualties	(44)
Non-real estate depreciation and amortization	21
Non-cash components of compensation expense	1,021
AFFO	$6,059
FFO per common share and common unit outstanding	$0.25
AFFO per common share and common unit outstanding	$0.26
Weighted average common shares and common units outstanding, basic and diluted	23,523,764